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As filed with the Securities and Exchange Commission on January 31, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MB FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	36-4460265 (I.R.S. Employer Identification No.)
801 West Madison Street, Chicago, Illinois (Address of principal executive offices)	60607 (Zip Code)

MB FINANCIAL, INC. STOCK DEFERRED COMPENSATION PLAN
MB FINANCIAL, INC. NON-STOCK DEFERRED COMPENSATION PLAN
(Full titles of the plans)

Robert L. Freedman, P.C.
Craig M. Scheer, Esq.
Silver, Freedman & Taff, L.L.P.
(a limited liability partnership including professional corporations)

7th Floor - East Tower
1100 New York Avenue, NW
Washington, DC 20005
(Name and address of agent for service)

(202) 414-6100
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $.01 per share	100,000 shares(1)	$29.56(2)	$2,956,000(2)	$272(2)

Deferred Compensation Obligations	$3,750,000(3)	$100%	$3,750,000	$345

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of the common stock of MB Financial, Inc.

(2)
Calculated in accordance with Rule 457(h) under the Securities Act of 1933, on the basis of $29.56 per share, which was the average of the high and low sale prices per share of the common stock on The Nasdaq Stock Market on January 25, 2002.

(3)
The Deferred Compensation Obligations are unsecured obligations of MB Financial, Inc. to pay deferred compensation in the future in accordance with the terms of the MB Financial, Inc. Stock Deferred Compensation Plan and MB Financial, Inc. Non-Stock Deferred Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the MB Financial, Inc. Stock Deferred Compensation Plan (the "Stock Plan") and MB Financial, Inc. Non-Stock Deferred Compensation Plan (the "Non-Stock Plan," and together with the Stock Plan, the "Plans") as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

        Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference.

        The following documents previously filed with the Commission are hereby incorporated by reference in this Registration Statement and the prospectus to which this Registration Statement relates (the "Prospectus"):

(a)
The joint proxy statement-prospectus filed by MB Financial, Inc., a Maryland corporation (the "Company"), pursuant to Rule 424(b) under the Securities Act of 1933 on October 9, 2001;

(b)
the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001;

(c)
the Company's Current Reports on Form 8-K filed on November 21, 2001, November 26, 2001 and December 27, 2001;

(d)
the Annual Report on Form 10-K of MB Financial, Inc., a Delaware corporation ("MB") for the year ended December 31, 2000, as amended on Form 10-K/A filed on August 31, 2001;

(e)
MB's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, as amended on Form 10-Q/A filed on August 31, 2001;

(f)
MB's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001;

(g)
MB's Current Reports on Form 8-K filed on February 9, 2001, April 20, 2001, April 27, 2001 and May 15, 2001;

(h)
MB's proxy statement for its annual meeting of stockholders held on April 24, 2001; and

(i)
the description of the Common Stock of the Company contained in the Company's Registration Statement on Form 8-A (File No. 0-24566-01) filed on October 9, 2001, and all amendments or reports filed for the purpose of updating such description.

        This incorporation by reference shall not be deemed to specifically incorporate by reference the information relating to the audit committee report (as permitted under Item 306 of Regulation S-K) or the board compensation committee report on executive compensation and performance graph (as permitted under Item 402(a)(8) of Regulation S-K) contained in MB's 2001 annual meeting proxy statement. Nor shall this incorporation by reference be deemed to specifically incorporate by reference the information provided under Item 9 of the Current Reports on Form 8-K of MB filed on April 20, 2001 and May 15, 2001.

        All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act"), after the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and the Prospectus and to be a part hereof and thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or in the Prospectus shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the Prospectus.

        The Company shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Doria Koros, Secretary, MB Financial, Inc., 1200 North Ashland Avenue, Chicago, Illinois 60622, telephone number (773) 645-7868.

        All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.    Description of Securities.

        The Plans provide a select group of management and highly compensated employees of the Company and certain of its subsidiaries, as well as directors of the Company, with the opportunity to elect to defer a specified percentage of their future cash compensation. The obligations of the Company under the Plans (the "Deferred Compensation Obligations") are general unsecured obligations of the Company to pay deferred compensation in the future to participants in the Plans (the "Participants") in accordance with the terms of the Plans from the general assets of the Company, and rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

        Each Participant may elect to defer under the Plans a portion of his or her cash compensation that may otherwise be payable in a calendar year. Participants' compensation deferrals are credited to their bookkeeping accounts ("Account") maintained under the Plans. A Participant may elect to have all or a portion of his deferrable compensation deferred under the Stock Plan or the Non-Stock Plan. For deferrals under the Stock Plan, the Participant's Account balance is credited or debited on a daily basis based on the performance of the assets of the Plan trust for the Stock Plan, which are invested solely in Company common stock, except for such amounts of cash as the trustee of the trust deems necessary for the proper operation of the trust. For deferrals under the Non-Stock Plan, the Participant's Account balance is credited or debited on a daily basis based on the performance of one or more measurement funds, which in turn are based on certain mutual funds selected from time to time by the Company's board of directors. The Company is not obligated to actually invest any deferred amounts in those mutual funds, and in the event the Company or the trustee in its discretion decides to invest in any or all of the mutual funds, no Participant has any rights in or to such investments themselves.

        For participants who are employees of the Company and/or one of its subsidiaries, their employer, in its sole discretion, may, for each plan year, make excess matching contributions to the Participant's Account. An excess matching contribution is generally an amount equal to the difference between (1) the amount of matching contributions that would have been made for the Participant for a particular plan year under a tax-qualified plan, but for the limitations on matching contributions imposed by Section 415 of the Internal Revenue Code, and (2) the amount of matching contributions actually made for the Participant for that plan year.

        With certain exceptions, the Company's Deferred Compensation Obligations generally will be paid after the earlier of (1) a fixed payment date, if any, as may be selected by the Participant in accordance with the applicable Plan's short-term payout provisions, or (2) the termination of the Participant's employment or service. Whether payment to the Participant will be in a lump sum or in installments over a designated number of years will depend on the circumstances of the payout. Payments made pursuant to a Participant's election to be paid on a particular date generally will be made in a lump sum; where a payout is triggered by the termination of the Participant's employment or service, the committee administering the plans generally has sole discretion to determine whether the Participant's Account balance will be paid in a lump sum, or in installments over a designated number of years not to exceed ten. All distributions under the Stock Plan are made in shares of Company common stock, except for fractional shares, which are paid in cash. With respect to distributions under the Non-Stock

Plan, the committee, in its sole discretion but after taking into account any request made by the Participant, determines whether the lump sum payment will be made in cash or in kind.

        The Company may amend or terminate the Plans at any time; generally, however, no amendment may impair the rights of a Participant with respect to amounts already allocated to his or her Account.

        No amount payable under the Plans is subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary. The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to their designated payment dates at the option of the Company, or through operation of a mandatory or optional sinking fund or analogous provision.

        The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations do not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company.

Item 5.    Interests of Named Experts and Counsel.

        Not Applicable.

Item 6.    Indemnification of Directors and Officers.

        Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for monetary damages except: (1) to the extent it is proven that the director or officer actually received an improper benefit or profit, for the amount of the improper benefit or profit; or (2) to the extent a final judgment or adjudication against the director or officer is based on a determination that the director's or officer's act or failure to act was the result of active and deliberate dishonesty and was material to the cause of action against the director or officer. The Company's charter contains such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by Maryland law.

        Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to indemnify a director or officer who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or with active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of a criminal proceeding, the director or officer had reason to believe that his conduct was unlawful. The Maryland General Corporation Law provides that where a director or officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation. The Maryland General Corporation Law also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received. A director or officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

        Section 2-418 of the Maryland General Corporation Law provides that unless limited by the charter of a Maryland corporation, a director or officer who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. Section 2-418 also provides that a Maryland corporation may advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        The Company's charter provides for indemnification of directors and officers to the maximum extent permitted by the Maryland General Corporation Law.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

        See the Index to Exhibits to this Registration Statement.

Item 9.    Undertakings.

        (a)  The undersigned Registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized in the City of Chicago, State of Illinois, on January 31, 2002.

MB FINANCIAL, INC.
By:	/s/ Mitchell Feiger Mitchell Feiger President and Chief Executive Officer (Duly Authorized Officer)

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchell Feiger, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including additional post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent or his substitutes or substitute may lawfully do or cause to be done by virtue hereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Mitchell Feiger Mitchell Feiger Director, President and Chief Executive Officer (Principal Executive Officer)	Date: January 31, 2002
/s/ Jill E. York Jill E. York Senior Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	Date: January 31, 2002
/s/ E.M. Bakwin E.M. Bakwin Chairman of the Board	Date: January 31, 2002
/s/ James N. Hallene James N. Hallene Director	Date: January 31, 2002

/s/ Leslie S. Hindman Leslie S. Hindman Director	Date: January 31, 2002
/s/ David Husman David Husman Director	Date: January 31, 2002
/s/ Robert S. Engelman, Jr. Robert S. Engelman, Jr. Director	Date: January 31, 2002
/s/ Alfred Feiger Alfred Feiger Director	Date: January 31, 2002
/s/ Richard I. Gilford Richard I. Gilford Director	Date: January 31, 2002
Thomas H. Harvey Director	Date:
/s/ Ronald D. Santo Ronald D. Santo Director	Date: January 31, 2002
Eugene Sawyer Director	Date:
/s/ Burton J. Field Burton J. Field Director	Date: January 31, 2002
Lawrence E. Gilford Director	Date:

/s/ Patrick Henry Patrick Henry Director	Date: January 31, 2002
/s/ Richard J. Holmstrom Richard J. Holmstrom Director	Date: January 31, 2002
/s/ Clarence Mann Clarence Mann Director	Date: January 31, 2002
Kenneth A. Skopec Director	Date:

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Form of Articles of Amendment and Restatement of the Registrant's Charter (included as Exhibit F to the joint proxy statement-prospectus filed by the Company with the Securities and Exchange Commission on October 9, 2001 and incorporated herein by reference).
4.2
Form of the Registrant's Amended and Restated Bylaws (included as Exhibit G to the joint proxy statement-prospectus filed by the Company with the Securities and Exchange Commission on October 9, 2001 and incorporated herein by reference).
4.3
Form of the Registrant's specimen common stock certificate (filed as Exhibit 4.1 to Amendment No. One to the Company's Registration Statement on Form S-4 (Registration Number 333-64584) and incorporated herein by reference).
5	Opinion of Silver, Freedman & Taff, L.L.P.
23.1	Consent of Silver, Freedman & Taff, L.L.P. (included in Exhibit 5)
23.2	Consent of McGladrey & Pullen, LLP
23.3	Consent of KPMG LLP
24	Power of Attorney (contained on signature page)

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Certain Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS